Exhibit 10.5
Execution Copy
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS Amended and Restated Employment Agreement (this “Agreement”), dated as of January 31st, 2011, amends and restates in its entirety the Employment Agreement, made as of February 17th, 2010, between Premier American Bank, National Association (the “Company”), and James E. Baiter (“Executive”) (such February 17th, 2010 Employment Agreement is referred to herein as the “Prior Agreement”).
          WHEREAS, the Company desires to employ Executive as the Chief Credit Officer with the title of Executive Vice President, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;
          NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:
          1. Term of Employment. The term of employment under this Agreement shall commence as of February 1, 2010, and subject to earlier termination provided in Section 4 hereof, shall end on January 31, 2013 (as such period may be extended, the ‘Term”). The Term shall be automatically extended for additional one (1) year periods at the end of the Term, unless the Company or Executive notifies the other in writing of its or his intention not to extend the Term at least ninety (90) days prior to the then scheduled expiration of the Term. For purposes of clarity, if Executive’s employment continues after the expiration of the Term, his employment shall be at-will.
          2. Employment.
               (a) Employment by the Company. Executive agrees to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Chief Credit Officer with the title Executive Vice President or such other position as directed by the President and Chief Operating Officer of the Company. Executive shall report to the President and Chief Operating Officer of the Company.
               (b) Performance of Duties. During his employment, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the President and Chief Operating Officer and serve the Company to the best of Executive’s ability. Executive shall devote his full business time and best efforts to the business and affairs of the Company (except for vacation periods and periods of illness or incapacity).
               (c) Place of Performance. Executive shall be based at such location in South Florida as may be designated by the Company from time to time, subject to such reasonable travel as may be required in the performance of his duties.
          3. Compensation and Benefits.
               (a) Base Salary. The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $250,000. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may determine in its sole discretion to increase, but not decrease, the Base Salary. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.
               (b) Annual Incentive Bonus Plan. Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) as may be determined by the Compensation Committee in its discretion pursuant to the terms of the Company’s annual incentive plan, as it may be amended from time to time. The Annual Bonus, if any, shall be paid to Executive when bonuses are paid by the Company to other senior executives of the Company.
               (c) Option Award. Bond Street Holdings, LLC (“Holdings”) shall grant Executive of an option to purchase 50,000 shares of Holdings Class A Interests (the “Shares”), which option shall be subject to the provisions of Bond Street Holdings, LLC 2009 Option Plan, as it may be amended from time to time, and a stock option agreement. The option with respect to 1/3 of the underlying Shares shall vest on each of the first, second and third anniversaries of the option grant. The vested portion of the option shall not be exercisable prior to January 25, 2013.
               (d) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to executives of the Company, including without limitation family medical insurance. Notwithstanding the foregoing, Executive shall not be entitled to participate in any Company severance plan other than as provided specifically herein. Executive shall be entitled to annual vacation in accordance with Company policy.
               (e) Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement in accordance with, and subject to, the Company’s standard policies. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.
               (f) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 4 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.
               (g) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.
          4. Compensation Following Termination. Executive shall be entitled only to the following compensation and benefits upon termination of his employment:

               (a) General. On any termination of Executive’s employment, he shall be entitled to:
                    (i) any accrued but unpaid Base Salary and unused vacation through the date of termination, which amount shall be payable within ten (10) working days of the date of termination;
                    (ii) any accrued but unpaid expenses required to be reimbursed in accordance with Section 3(e) of this Agreement;
                    (iii) receive any benefits to which he may be entitled upon termination of his employment pursuant to the plans and programs referred to in Section 3(d) hereof or as may be required by applicable law; and
                    (iv) receive any amounts or benefits to which he may be entitled upon termination of his employment pursuant to the plans and agreement referred to in Sections 3(b) and 3(c) hereof in accordance with the terms of such plans and agreement.
               (b) Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (i) by the Company for Cause (as defined below) or (ii) by Executive without Good Reason (as defined below), Executive (or his estate, as the case may be) shall be entitled only to those items identified in Section 4(a).
               (c) Termination by Reason of Disability. In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Executive’s Disability (as defined below), Executive shall be entitled only to the following:
                    (i) those items identified in Section 4(a);
                    (ii) if Executive timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date (as defined below) the monthly premiums for the level of coverage Executive maintained on the date of termination. The “COBRA Payment End Date” shall be the earlier of (A) eighteen months following the date of termination and (B) the date Executive becomes employed by a third party and is eligible for coverage under the group benefits plan of the new employer. If during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must promptly notify the Company in writing of such eligibility; and
                    (iii) the continued payment of Base Salary through the end of the Term (determined immediately prior to the termination of Executive’s employment), less any disability benefits provided to Executive by the Company or under any disability insurance paid for, or for which premiums paid by Executive were reimbursed, by the Company.
               (d) Termination by Reason of Death. In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Executive’s death, Executive shall be entitled only to the following:

                    (i) those items identified in Section 4(a);
                    (ii) if Executive’s spouse timely elects COBRA continuation coverage, the Company will pay the monthly premiums during the COBRA continuation coverage period for the level of coverage Executive maintained prior to his death; and
                    (iii) the continued payment of Base Salary to Executive’s estate through the end of the Term (determined immediately prior to Executive’s death), less any life insurance benefits provided by the Company or any life insurance paid for, or for which the premiums paid by Executive were reimbursed, by the Company.
               (e) Termination by the Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Term (x) by the Company without Cause or (y) by Executive for Good Reason, Executive shall be entitled only to the following:
                    (i) those items identified in Section 4(a);
                    (ii) if Executive timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date the monthly premiums for the level of coverage Executive maintained on the date of termination, provided that if during the period Executive is receiving this benefit. Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must promptly notify the Company in writing of such eligibility; and
                    (iii) the payment of an amount equal to the product of one (1) times the sum of (A) Executive’s Base Salary (as determined pursuant to Section 3(a)) and (B) an amount equal to the annual bonus paid or payable by Company to Executive for the annual bonus period ended immediately prior to year in which his employment was terminated, which amount shall be payable in equal installments during the twelve (12) months following the date of termination in accordance with the Company’s normal payroll practices (the “Severance Pay”).
               (f) Termination by Executive in Connection With a Change of Control. During the seventh calendar month following a Change of Control that occurs prior to the expiration of the Term, Executive shall have the right to terminate his employment with the Company and receive the payments and benefits provided in Section 4(e).
               (g) Definitions of Cause, Good Reason, Disability, and Change of Control.
                    (i) For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) Executive has misappropriated any funds or property of the Company or its affiliates, or has willfully destroyed property of the Company or its affiliates; (B) Executive has been convicted of (1) a felony or (2) any crime (x) involving fraud, dishonesty or moral turpitude or (y) that materially impairs Executive’s ability to perform his duties and responsibilities with the Company or that causes material damage to the Company or its affiliates or their operations or reputation; (C) Executive has violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Company which has resulted or is reasonably likely to result in damage to the Company or its affiliates; (D) Executive has engaged in any other willful misconduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Company or its affiliates and which has resulted or is reasonably likely to result in material damage to the Company or its affiliates; (E) Executive’s willful and material failure to perform his duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that, if susceptible of cure, a termination by the Company for Cause under this Section 4(g)(i)(E) shall be effective only if, within 15 days following delivery of a written notice by the Company to Executive that Executive has materially failed to perform his duties and that reasonably identifies the reason(s) for such determination, Executive has failed to cure such failure to perform; (F) Executive (1) has willfully violated the Company’s material policies or rules, which violation has resulted or is reasonably likely to result in material damage to the Company or its affiliates, or (2) is guilty of gross negligence or willful misconduct in the performance of his duties with the Company, which has resulted or is reasonably likely to result in material damage to the Company or its affiliates, provided, however, that if susceptible of cure, a termination under this Section 4(g)(i)(F) shall be effective only if within 15 days following delivery of a written notice by the Company specifying the nature of the breach, Executive has materially failed to correct the same; (G) Executive has engaged in any conduct which may result in material injury to the Company’s reputation if Executive were retained in his position with the Company, including by way of example but not limitation, a failure to honor his personal financial obligations as evidenced by defaults, judgments, commencement of any bankruptcy proceeding, or appointment of a trustee or receiver for the Executive; or (F) Executive has materially breached any material provisions of this Agreement, provided, however, that, if susceptible of cure, a termination by the Company for Cause under this Section 4(g)(i)(F) shall be effective only if, within 15 days following delivery to Executive that Executive has materially breached a material provision of this Agreement and reasonably identifies the reason(s) for such determination, Executive has failed to cure such breach.
                    (ii) For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) Executive ceases to be a senior executive of the Company; (B) the failure of the Company to indemnify Executive (including the prompt advancement of expenses), or to maintain directors’ and officers’ liability insurance coverage for Executive, as required hereunder, or (C) the Company decreases or materially fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); provided, however, that a termination by Executive for Good Reason under this Section 4(g)(ii) shall be effective only if, within 30 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason and that reasonably identified the reason(s) for such determination, such notice to be given not later than 90 days after the occurrence of the event(s) claimed to constitute Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.
                    (iii) For purposes of this Agreement, a “Disability” shall occur in the event Executive is unable to perform the duties and responsibilities contemplated -under this Agreement for a period of either (A) 90 consecutive days or (B) 6 months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity or impairment due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of Base Salary and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company in respect of such period.
                    (iv) For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:
                         (A) any “person” (together with any other persons acting as a group) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, (the “Act”)) directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by then outstanding voting securities of the Company (calculated in accordance with Rule 13d-3 of the Act); provided, that the term “persons” is defined in Sections 13(d) and 14(d) of the Act shall not include a trustee or other fiduciary holding securities under any employee benefit plan of the Company; or
                         (B) there shall be consummated a merger of the Company, the sale or disposition by the Company of all or substantially all of its assets, or any other business combination of the Company with any other corporation, other than any such merger or business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination; or
                         (C) a majority of the directors who constituted the Board of Directors of the Company at the beginning of any 12-month period are replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election.
               (h) Effect of Material Breach of Section 5 on Compensation Following Termination of Employment. If, at the time of termination of Executive’s employment or any time thereafter, Executive is in material breach of any covenant contained in Section 5 hereof (which breach, if susceptible to cure, continues unremedied 15 days following the delivery of written notice by the Company of such material breach to Executive), except as otherwise required by law, Executive shall not be entitled to any payments (or if payments have commenced, any continued payment) under this Section 4.
               (i) No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 4, the Company shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 4 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company, within 45 days after the date of the termination of Executive’s employment (and the revocation period for the release lapsing without revocation within such 45-day period), of a general release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives. At the time Executive delivers his general release to the Company, the Company shall deliver a release of its claims against Executive other than those claims which would arise from Executive’s fraudulent, criminal or otherwise intentional wrongful misconduct or from Executive’s knowing violation of federal or state laws or regulations. The payments to Executive subject to receipt of the release shall be made to Executive at the later of (A) such times as specified in the applicable provisions of this Section 4, (B) after the end of the revocation period for the release has lapsed without revocation and (C) if the fifty-fifth (55th) calendar day following the date of termination is in a different calendar year than the date of termination, then on the fifty-fifth (55th) calendar day.
          5. Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.
               5.1. No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.
               5.2. Noncompetition; Nonsolicitation.
               (a) Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information and exposure to customers of the Company renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company, and (ii) the period beginning on the date of termination of employment and ending on the first anniversary of the date of termination of employment (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 5.2(a) will not be deemed breached merely because Executive owns less than 5% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean any community or regional commercial bank, and “Restricted Area” shall mean the State of Florida.
               (b) In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement

(including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer, vendor or distributor of the Company or any affiliate to cease to do business or to reduce the amount of business which such customer, vendor or distributor has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer, vendor or distributor was originally established in whole or in part through Executive’s efforts. For purposes of this Section 5.2(b) only, during the Covered Time, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.
               (c) Executive understands that the provisions of this Section 5.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 4 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.
               5.3. Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any proprietary information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information that is or becomes generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).
               5.4. Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.
               5.5. Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.
               5.6. Mutual Non-Disparagement. Executive shall not, at any time during or after his employment with the Company, make or publish any derogatory, unfavorable,

negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding the Company or any of its affiliates or any members of their respective boards of directors or managements, or any of their respective business affairs or performance. The Company, members of its Board and its senior executives shall not, at any time during or after Executive’s employment with the Company, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding Executive.
               5.7. Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 5 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
          6. Assignment and Transfer.
               (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).
               (b) Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.
          7. Miscellaneous.
               (a) Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

               (b) Nondisclosure. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.
               (c) Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive. The Company shall reimburse Executive’s reasonable expenses incurred in connection with such pre-approved work.
               (d) Assistance in Proceedings, Etc. Executive shall, during and after his employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall reimburse Executive’s reasonable expenses incurred in connection with the foregoing obligations.
               (e) Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 4 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.
               (f) No Right of Set-off Etc. The obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.
               (g) Protection of Reputation. During Executive’s employment with the Company and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the reputation of the Company or any of its affiliates or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.
               (h) Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.
               (i) Arbitration.
                    (i) General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters arising out of or related to this Agreement, any other agreement between Executive and the Company, or Executive’s employment with the Company or the termination thereof, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment, provided, however, that disputes under the Indemnification Agreement shall not be arbitrable pursuant to this provision.
                    (ii) Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 5 of this Agreement. For purposes of seeking enforcement of Section 5, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the county of Collier, State of Florida.
                    (iii) The Arbitration. Any arbitration pursuant to this Section 7(i) will take place in Naples, Florida, under the auspices of the American Arbitration Association, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the County of Collier, State of Florida.
                    (iv) Fees and Expenses. In any arbitration pursuant to this Section 7(i), except as otherwise required by law, each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.
                    (v) Exclusive Forum. Except as permitted by Section 7(i)(ii) hereof, arbitration in the manner described in this Section 7(i) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 7(i)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 7(i), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.
               (j) Compliance with Section 409A. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including without limit, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All references in this Agreement to Executive’s termination of employment shall mean his “separation from service” within the meaning of Section 409A and Treasury regulations promulgated thereunder. In the event the terms of this Agreement would subject Executive to the imposition of taxes and penalties (“409A Penalties”) under Section 409A, the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. Notwithstanding any other provision in this Agreement, if as of the date on which Executive’s employment terminates, Executive is a “specfied employee” within the meaning of Section 409A and the regulations as determined by the Company, then to the extent any amount payable or benefit provided under this Agreement that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A, that under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s effective date of termination, such payment or benefit shall be delayed until the earlier to occur of (a) the six-month anniversary of such termination date or (b) the date of Executive’s death. In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse that Executive for said costs within thirty (30) calendar days after the end of such period. With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred by Executive. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any inkind benefits provided during any other calendar year. The right to reimbursement or to any inkind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
               (k) Limitation on Benefits. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 7(k), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999. Unless Executive and the Company otherwise agree in writing, any determination required under this Section 7(k) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7(k), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7(k). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7(k). If the limitation set forth in this Section 7(k) is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction. Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan). The reduction of Company payments, if applicable, shall be effected in the following order (unless Executive, to the extent permitted by Section 409A of the Code, elect another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments (starting with the last payments due), (ii) any other cash amounts payable to Executive (starting with the last payments due), (iii) any benefits valued as parachute payments, (iv) acceleration of the vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock (starting with the last vesting tranches), (v) acceleration of the vesting of any equity award that is not a stock option (starting with the last vesting tranches) and (vi) acceleration of the vesting of any stock options for which the exercise price is less then the fair market value of the underlying stock (starting with the last vesting tranches).
               (l) Entire Agreement. This Agreement (including the plans and agreements referenced in Section 3) contain the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls the Prior Agreement and any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment.
               (m) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.
               (n) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

               (o) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.
               (p) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.
               (q) Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to Premier American Bank, National Association, 5301 Blue Lagoon Drive, Suite 200, Miami, Florida 33126, attn: Kent Ellert, President and Chief Operating Officer, and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered, on the date following delivery to an overnight delivery service for next day delivery prior to such service’s deadline for such delivery, or on the date that is three days after the date of mailing if sent by registered or certified mail.
               (r) Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 4, 5, 6 and 7 of this Agreement shall survive the expiration or early termination of the Term of this Agreement.
               (s) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
               (t) Subject to Regulatory Approval. The parties hereto acknowledge that the provisions of this Agreement are subject to the approval of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.
[Signatures on following page.]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

PREMIER AMERICAN BANK, NATIONAL ASSOCIATION		EXECUTIVE:

By:	/s/ Kent Ellert	/s/ James E. Baiter
	Name: Kent Ellert	James E. Baiter
Title: President / COO

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